Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President and Chief Financial Officer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or
ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Announces Strategic Restructuring and

Refocusing of Company Operations

Management to Host Conference Call Today at 2:00 p.m. Eastern

Waltham, MA — May 20, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it is implementing a strategic restructuring to focus its resources on its most promising assets and programs and significantly reduce its cost structure.

Going forward, the Company will focus its resources on:

•                  Continuing the clinical development of PPI-2458, the Company’s novel, proprietary oral compound for the treatment of cancer and autoimmune diseases; and

•                  Continuing to advance its Direct SelectTM drug discovery technology and seeking research collaborations and partnerships with respect to that technology.

The Company will also, in collaboration with Schering AG, continue to seek approval of and successfully commercialize Plenaxis® in the European Union and Schering AG’s other licensed territories.

The strategic restructuring includes:

•                  Voluntarily discontinuing immediately promotional activities related to Plenaxis® and the sale of Plenaxis® for new patients in the United States;

•                  Voluntarily suspending the ongoing clinical development of ApanTM for Alzheimer’s disease; and

•                  Implementing a reduction of the Company’s current 182-person headcount by approximately 60%, to approximately 75 permanent ongoing employees.  Approximately

100 employees will be affected immediately by the workforce reduction, with a smaller group leaving over the upcoming months.

As part of the strategic restructuring, the Company will also evaluate alternatives relative to its current headquarters and research building and relocation of its operations to a smaller facility in a manner intended to minimize disruption to its ongoing operations.

The Company expects to end the second quarter of this year with approximately $55.0 million in cash.  The Company also expects that, as a result of the strategic restructuring, its annual cash utilization will decrease from approximately $60.0 million per year to less than $30.0 million per year for 2006, and that it should have available resources to allow it to pursue its remaining programs for approximately twenty-four months, and possibly longer assuming receipt of an acceptable approval for Plenaxis® in Germany or the successful partnering of either its PPI-2458 program or its Direct SelectTM technology.

Commenting on the strategic restructuring and the refocusing of the Company’s operations, Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer, stated, “These decisions were made after careful review and analysis by our management and Board of Directors of all our assets and programs.  We believe that through these actions we have positioned the Company for future success.”

Mr. McLaughlin continued, “Plenaxis® has exhibited the same safety profile as was demonstrated in the clinical studies leading to its approval, and the risk/benefit profile of the drug has not changed.  However, despite the persistent efforts of the many talented and dedicated employees in our sales force over the past 16 months, changing physicians’ prescribing patterns with respect to the limited patient population for which Plenaxis® is approved has continued to be more challenging than anticipated.  Our Board of Directors has concluded that it is unlikely that we will be able to achieve our revenue goals for Plenaxis® in the United States on an acceptable timeline.  However, our commitment to gaining approval for Plenaxis® outside of the United States has not diminished.  We are hopeful that we will be able to obtain approval of Plenaxis® with a commercially acceptable label in Germany, and thereafter in various other European Union member states.  This would enable us, through our collaboration with Schering AG, to provide Plenaxis® outside the United States to a broad population of patients with advanced prostate cancer.”

“We intend to work with the FDA over the next several months to continue to make Plenaxis® available to those patients in the United States who are now receiving the drug and to minimize disruptions in these patients’ therapy.”

With regard to the Company’s drug candidate for Alzheimer’s disease, Mr. McLaughlin commented, “As we have previously stated, the development timeline for this investigational drug is lengthy and we had intended to seek a partnership for this compound following the conclusion of the ongoing clinical trials. The suspension of current clinical development is not due to any unexpected or undesirable event or clinical result, but rather is part of our effort to conserve funds. We anticipate continuing to explore early stage partnering opportunities for this compound to enable its further development in the future.”

Mr. McLaughlin continued, “The strategic restructuring and the refocusing of the Company will allow us to continue to fund the development of our PPI-2458 program and our Direct SelectTM drug discovery technology, which we believe represent our most promising opportunities.”

“A novel orally available compound, PPI-2458 has shown activity in numerous preclinical models.  Our current Phase 1, multi-dose trial in non-Hodgkin’s lymphoma and solid tumors is underway at the Dana Farber Cancer Institute and we are preparing to add additional clinical sites in the near future.  While only a small number of patients have been treated with this investigational drug to date, we have observed that, following oral dosing, the target enzyme, methionine aminopeptidase type 2 (MetAP-2), is inhibited by this compound.  MetAP-2 has been shown to be highly expressed in several cancer types.  We believe that, due to its antiproliferative and antiangiogenic activity, this investigational drug has the potential to address large therapeutic areas.  We look forward to advancing the development of this compound, and later entering into a development and commercialization collaboration at an opportune time.”

“The Company has made excellent progress on the development of its Direct SelectTM drug discovery technology.  Direct SelectTM enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  We believe that Direct SelectTM, through the creation of these vast libraries of drug-like molecules, will allow us to more rapidly and directly identify orally available compounds with high affinity and specificity than has routinely been possible using traditional drug discovery methods, and thus that it represents an important and valuable technology for the Company.  In a presentation at the Molecular Medicine Tri-Conference on April 19th, we reported that we have created a library consisting of greater than one billion compounds.  We are very encouraged by the feedback we have received, and have begun to schedule meetings to discuss possible partnership opportunities.  We will continue to focus resources on Direct SelectTM as we believe that this technology will be an important tool for the future of drug discovery and development.”

Mr. McLaughlin concluded, “Through this strategic restructuring and refocusing of our operations, we are implementing an operating plan which we believe positions us for success.  The decisions made and actions taken are difficult, but are critical to the creation of a leaner organization focused on those programs which our Board of Directors believes offer the best opportunity at this time to enhance stockholder value.”

The Company currently estimates that it will incur cash restructuring charges of approximately $4.1 million, consisting of approximately $2.8 million associated with the reduction in force, approximately $0.2 million associated with the termination of contracts and approximately $1.1 million of other associated costs. The Company currently expects that approximately half of these cash expenditures will be made during the second quarter of 2005 and the remaining amount will be made during the second half of 2005. In addition, the Company expects to record other restructuring charges consisting of a non-cash impairment charge of approximately $20.0 million with respect to the Company’s corporate headquarters and research facility in Waltham, Massachusetts, a non-cash write-down of approximately $3.5 million relating to Plenaxis® inventory and charges of approximately $7.2 million relating to excess commitments under certain of the Company’s Plenaxis® manufacturing and supply agreements with third parties.

There will be a conference call beginning today, May 20, 2005, at 2:00 p.m. (EDT) to discuss this announcement and answer questions.  This call will be broadcast live over the Internet at http://www.praecis.com under “Investor Relations.”  A telephone replay of this call will be available beginning at 5:00 p.m. (EDT), until midnight on May 27, 2005, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 8665410.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery and development of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor in clinical development for non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, Direct SelectTM, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS is also seeking approval to market Plenaxis® in the European Union.

About Plenaxis®

Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis® is not indicated in women or children.

For safety reasons, Plenaxis® was approved with marketing restrictions.  Only physicians who have enrolled in the Plenaxis® User Safety (PLUS) Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis®.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis®, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis®.  Following each injection of Plenaxis®, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately.  The effectiveness of Plenaxis® in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.  Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

This news release contains forward-looking statements, including, but not limited to, statements regarding the expected timing and effect of the Company’s restructuring on its future operating expenses and cash position, the discontinuation of its promotion of Plenaxis® and sale of Plenaxis® for new patients in the United States, the suspension of its Apan™ clinical development program, the timing and amount of restructuring charges, write downs and impairment charges the Company expects to incur in connection with its restructuring, foreign regulatory approval of

Plenaxis®, the Company’s plans for the continued clinical development and partnering of PPI-2458, and the development status and partnering plans for the Company’s Direct SelectTM drug discovery technology.  These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future performance.  These statements are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ from those projected, including, but not limited to, the Company’s ability to manage operating expenses, unexpected expenditures, the timing and content of decisions made by German and other foreign regulatory authorities regarding Plenaxis®, including whether and when Plenaxis® receives marketing approval in Germany and various other European Member states and whether the label for Plenaxis® and other terms and conditions of any such approval are commercially acceptable to the Company’s European partner under its collaboration agreement with the Company, the performance of the Company’s European partner under its collaboration agreement with the Company, the Company’s ability to continue development of and successfully partner PPI-2458 and its Direct SelectTM  drug discovery technology, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.